Exhibit 10.1

Execution Copy

Wanxiang EV Co., Ltd.

And

Ener1, Inc.

Sino-Foreign Equity Joint Venture Contract

January 2011

Content

Chapter 1 General Provisions	3
Chapter 2 Parties to the Joint Venture	3
Chapter 3 Establishment of the Joint Venture	4
Chapter 4 The Purpose, Scope and Scale of Production and Operation	4
Chapter 5 Total Amount of Investment and Registered Capital	5
Chapter 6 Responsibilities of Each Party to the Joint Venture	10
Chapter 7 Intellectual Property Rights	13
Chapter 8 Board of Directors	18
Chapter 9 Business Management Office	23
Chapter 10 Facilities and Equipment	23
Chapter 11 Labor Management	24
Chapter 12 Finance, Audit and Taxation	24
Chapter 13 Duration of the Joint Venture	26
Chapter 14 Liquidation and Dissolution of the Joint Venture	26
Chapter 15 Amendment and Termination of the Joint Venture and This Contract	27
Chapter 16 Liability for Breach of Contract	28
Chapter 17 Confidentiality	28
Chapter 18 Force Majeure	30
Chapter 19 Applicable Law	30
Chapter 20 Settlement of Disputes	30
Chapter 21 Effectiveness of This Contract and Miscellaneous	31

Appendix 1: Form of the Assets Contribution Agreement
Appendix 2: Form of the Lease and Service Agreement
Appendix 3: Form of the Technology License Agreement

 The Joint Venture Contract for Zhejiang Wanxiang Ener1 Power System Co., Ltd.

Chapter 1 General Provisions

In accordance with the Sino-Foreign Equity Joint Venture Law of the People’s Republic of China (the “Equity Joint Venture Law”), its Implementation Rules and other Chinese laws and regulations, Wanxiang EV Co., Ltd. (hereinafter referred to as “Party A”) and Ener1, Inc. (hereinafter referred to as “Party B”), in accordance with the principle of equality and mutual benefit and through friendly consultations, agree to enter into this Contract to jointly invest and establish a Sino-foreign equity joint venture company in Xiaoshan Economic & Technology Development Zone, Hangzhou City, Zhejiang Province of the People’s Republic of China (“PRC” or “China”).

Chapter 2 Parties to the Joint Venture

Article 1 The Parties to this Sino-foreign equity joint venture contract (hereinafter referred to as this “Contract”) are as follows:

Party A: Wanxiang EV Co., Ltd.
Legal address: Jianshe 3 Road, Xiaoshan Economic & Technology Development Zone, Hangzhou City, Zhejiang Province, PRC.
Legal representative: Lu Guanqiu
Nationality: China
Postal address: No.118 Jianshe 2 Road, Xiaoshan Economic & Technology Development Zone, Hangzhou City, Zhejiang Province, PRC.
Postal code: 311215

Party B: Ener1, Inc.
Legal address: 1540 Broadway Suite 25, New York, NY 10036, the United States of America.
Legal representative: Charles Gassenheimer
Title: Chairman of the Board of Directors and Chief Executive Officer of Ener1, Inc.
Nationality: The United States of America

Party A and Party B are hereinafter collectively referred to as the “Parties”, and individually as a “Party”.

Chapter 3 Establishment of the Joint Venture

Article 2 In accordance with the Equity Joint Venture Law, its Implementation Rules and other relevant Chinese laws and regulations, the Parties hereby agree to establish a Sino-foreign equity joint venture company (the “Joint Venture”) in Xiaoshan Economic & Technology Development Zone, Hangzhou City, Zhejiang Province, PRC.
Article 3 The name of the Joint Venture shall be “浙江万向亿能动力电池有限公司” in Chinese and “Zhejiang Wanxiang Ener1 Power System Co., Ltd.” in English.  Party A shall cause Wanxiang Group Corporation Ltd. (“Wanxiang Group”), the owner of the trade name and trademark“万向” and “Wanxiang”, to grant a royalty free license to the Joint Venture to use “万向” and “Wanxiang” in its name, trade name and logo as long as Party A or any of its Affiliate remains a shareholder to the Joint Venture.  Party B shall grant a royalty free license to the Joint Venture to use “Ener1” and “亿能” in its company name, trade name and logo as long as Party B or any of its Affiliate remains a shareholder to the Joint Venture.
The legal address of the Joint Venture is Jianshe 3 Road, Xiaoshan Economic & Technology Development Zone, Hangzhou City, Zhejiang Province, PRC.
Article 4 All activities of the Joint Venture shall be governed by the laws, decrees and pertinent rules and regulations of PRC.
Article 5 The Joint Venture is a limited liability company established under the laws of PRC.  Each Party’s liability to the Joint Venture shall be limited to the registered capital of the Joint Venture subscribed by such Party.  The profits, risks and losses of the Joint Venture shall be assumed by each Party in proportion to their respective contribution to registered capital of the Joint Venture.
Article 6 The Joint Venture may, upon the unanimous approval of the Board of Directors of the Joint Venture (hereinafter referred to as the “Board”) and after obtaining all requisite governmental approvals, open offices and facilities outside the Territory.  For the purpose of this Contract, the term “Territory” means PRC and all of its territories, including Hong Kong, Macau and Taiwan.

Chapter 4 The Purpose, Scope and Scale of Production and Operation

Article 7 The purpose of the Parties with respect to the Joint Venture is to obtain direct and indirect economic, competitive, technological, manufacturing, distributing, pricing and other advantages in their business by cooperating and sharing technologies with the other Party.

Article 8 The business scope of the Joint Venture is to design, manufacture, sell, distribute, provide service and make improvements in relation to the lithium-ion battery cells (hereinafter referred to as the “Cells”) and lithium-ion battery packs incorporating the Cells (hereinafter referred to as the “Packs”, together with Cells, the “Products”) subject to approval by the competent administration of industry and commerce (“Registration Authority”). Subject to any approvals and filing requirements provided by the competent governmental authorities, the Joint Venture may, in accordance with its operation requirements, engage in any such other businesses that the Board may unanimously decide to pursue.
Article 9 Each Party agrees that, subject to actual and reasonably anticipated demand, the target annual production capacity of the Joint Venture is to produce Cells and Packs having an aggregate charge up to 300 million ampere-hours.
After completion of investment in the 300 million ampere-hours capacity and taking into full consideration of the market demands and the circumstances of the Joint Venture (including the output, sale and profits of the Joint Venture), upon a simple majority approval of the Directors present at the Board meeting, the Joint Venture may make further investment to expand its production capacity.
The Joint Venture shall use its own funds or finance through its own channel for the production capacity expansion.  If the foregoing methods are not able to satisfy the funding requirements of the Joint Venture’s production capacity expansion, upon unanimous approval by the Board, the Parties shall increase the registered capital of the Joint Venture.

　 Chapter 5 Total Amount of Investment and Registered Capital

Article 10 The Parties agree that the Joint Venture’s total amount of investment will be Two Hundred and Ninety-five Million United States Dollars (USD295,000,000).
Article 11 The registered capital of the Joint Venture shall be One Hundred and Twenty Million United States Dollars (USD120,000,000).  Party A shall contribute Seventy-two Million United States Dollars (USD72,000,000), representing sixty percent (60%) of the registered capital of the Joint Venture, and Party B shall contribute Forty-eight Million United States Dollars (USD48,000,000), representing forty percent (40%) of the registered capital of the Joint Venture.
Article 12 Methods and Conditions of Capital Contribution
12.1   Subject to the provisions of Article 12.2, the Parties shall make their respective contributions to the registered capital in the following manner:
Party A will contribute in kind and in RMB in cash, the exchange rate of which shall be the central parity of USD against RMB quoted by the People’s Bank of China on the date of the relevant contribution.  Party B will contribute in USD in cash.
12.2   Conditions to Contributions

12.2.1  Neither Party shall be obliged to make any capital contribution to the Joint Venture pursuant to Article 12.1 until each of the following conditions has been fulfilled (or otherwise waived by the relevant Party):
12.2.1.1 This Contract and the articles of association of the Joint Venture (“Articles of Association”) shall have been approved by the Ministry of Commerce or other local foreign investment examination and approval authorities duly authorized by the Ministry of Commerce (the “Approval Authority”), without any material variation of the terms hereof or imposing any additional obligations on a Party or the Joint Venture except as may have been agreed in writing by both Parties;
12.2.1.2 The Joint Venture shall have obtained the Business License issued by the Registration Authority with a scope of business identical or substantially same as stipulated in Article 8;
12.2.1.3 The Joint Venture shall have been registered with the competent foreign exchange administration authority, received the foreign exchange registration certificate, and opened foreign exchange bank accounts and RMB bank accounts in banks which have been approved by the Board;
12.2.1.4 The Assets Contribution Agreement, the Lease and Service Agreement, and the Technology License Agreement (jointly as “Related Agreements”, and the form of which are attached hereto as Appendix 1, 2 and 3), shall have been duly executed by the Parties thereto and have become legally effective and binding upon the Parties;
12.2.1.5 The representations and warranties contained in this Contract and the Related Agreements have been true and correct in all material respects as of the relevant dates on which the capital contributions are to be made (“Contribution Dates”), the covenants and undertakings contained in this Contract and the Related Agreements have been substantially complied with by the relevant parties as of the Contribution Dates;
12.2.1.6 The approval from the in-charge customs on the capital contribution by Party A in the form of equipment imported with duty exemption shall have been received.
12.2.2    If any of the foregoing conditions have not been fulfilled (or otherwise waived by the related Party), either Party may, within ninety (90) days as of the date of issuance of the Business License of the Joint Venture (the “Establishment Date”), have the right to terminate this Contract pursuant to Article 51.1.  Except as stipulated in Article 13.2, neither Party shall be liable to the other Party if this Contract is terminated due to a reason not attributable to any Party.  Each Party shall bear its own costs and expenses in relation to the negotiation and execution of this Contract and the establishment of the Joint Venture.

Article 13 Schedule of Capital Contribution
13.1 Subject to the provisions of Article 12.2, each Party shall make its required contribution to the registered capital in two installments:
The first installment which amounts to fifty percent (50%) of each Party’s subscribed contribution shall be made within sixty (60) days as of the Establishment Date. Party A will make the first installment of contribution in kind in accordance with the Assets Contribution Agreement, and the contribution will be appraised by a PRC appraisal institution acceptable to both Parties.  The deficiency between the valuation and the first installment will be contributed by Party A in cash; any surplus will be purchased by the Joint Venture.  Party B will make the contribution in USD in cash.
The second installment which amounts to the remaining fifty percent (50%) of each Party’s subscribed contribution shall be made within two (2) years from the Establishment Date.  Party A will make the contribution in RMB in cash and Party B will make the contribution in USD in cash.  The contribution date of the second installment of the Parties will be determined at any time by the unanimous approval of the Board.
13.2 Each Party’s contribution to the registered capital shall be made simultaneously.  In the event that a Party fails to make its capital contribution on the due date, the other Party shall have the right to claim liquidated damages from such Party in such amount calculated at the rate of zero point zero three percent (0.03%) per day with a maximum of three percent (3%) of the overdue amount for such period from the due date to the actual date of contribution.  If a Party fails to make its capital contribution in accordance with this Article 13 for more than ninety (90) days, then the other Party shall be entitled to terminate this Contract and request return of any contribution it has made to the Joint Venture without prejudice of its right to claim for the liquidated damages.
Article 14 After each Party’s contribution to any of the installments of the registered capital, a Chinese certified public accountant mutually acceptable to the Parties shall be retained by the Joint Venture to verify the amount of contributions and issue a capital verification report.  The Joint Venture shall issue an investment certificate to each Party within thirty (30) days of its receipt of such capital verification report.
Article 15 Change of Equity
15.1 Any increase or decrease of the registered capital and total investment of the Joint Venture shall be resolved unanimously by the Board and approved by the Approval Authority.  Each Party shall have the right to subscribe the increased registered capital in proportion to its original equity interest ratio so as to maintain its original percentage of shares in the registered capital as increased.  If a Party foregoes such right, the other Party may subscribe the increased registered capital foregone by such Party.

In principle, the Joint Venture shall not reduce its registered capital during its term, unless such reduction is unanimously approved by the Board due to changes to the total investment and the scale of the production.  Any such reduction shall be approved by the Approval Authority and filed with the Registration Authority according to the applicable laws and regulations.
15.2 No Party shall pledge or otherwise encumber all or any part of its contribution to the Joint Venture’s registered capital without the prior written consent of the other Party.
15.3 Transfer of Equity Interest
15.3.1 Subject to the provision of this Article 15.3, either Party may assign, sell or otherwise dispose of all or part of its equity interest in the Joint Venture to a third party, provided, however, that it shall first obtain the consent from the other Party and the approval from the Approval Authority.
15.3.2 When a Party (“Transferring Party”) wishes to assign, sell or otherwise dispose of all or part of its equity interest in the Joint Venture (“Transfer”) to a third party (“Proposed Purchaser”), it shall notify the other Party in writing (“Notice of Third Party Offer”) of: (i) its wish to make the Transfer, (ii) the share of equity interest it wishes to transfer, (iii) the terms and conditions of the Transfer; and (iv) the identity of the Proposed Purchaser (“Third Party Offer”).
15.3.3 The non-transferring Party may exercise a right of first refusal (“Right of First Refusal”) by, within thirty (30) days upon receipt of the Notice of Third Party Offer (“Notice Period”), delivering to the Transferring Party a written notice (a “First Refusal Notice”) specifying that it will purchase the whole or part of the equity interest to be transferred at the terms set out in the Third Party Offer.  If the other Party fails to notify the Transferring Party within such Notice Period that it will purchase such equity interest, subject to Article 15.3.4 it shall be deemed to have agreed to the Transfer to the Proposed Purchaser specified in the Notice of Third Party Offer, and the Transferring Party may assign, sell or otherwise dispose of such interest to such Proposed Purchaser, at the price or on the terms and conditions not more favorable than those set out in the Notice of Third Party Offer.  The Parties shall cause the Directors to unanimously agree to such Transfer.  The Transferring Party shall provide the other Party with a duplicate of the executed share transfer agreement with respect to such Transfer within fifteen (15) days upon execution of such agreement.

15.3.4 In case of Party B receiving a Notice of Third Party Offer served by Party A specifying that Party A wishes to transfer all but not part of its equity interest in the Joint Venture, Party B shall, in addition to the Right of First Refusal, have a right to assign its entire equity interests in the Joint Venture on the same terms and conditions as stipulated in the Notice of Third Party Offer to the Proposed Purchaser (“Tag-along Right”).  If Party B exercises the Tag-along right by delivering to Party A written notice to such effect (a “Tag-Along Acceptance Notice”) within the Notice Period, Party A shall cause the Proposed Purchaser to buy Party B’ equity interests in the Joint Venture on the same terms and conditions as specified in the Notice of Third Party Offer.
15.3.5 Notwithstanding any provision contained herein to the contrary, either Party may assign at any time all or part of its equity interest in the Joint Venture to any of its Affiliates, and the other Party hereby gives its consent on such transfer and waives any Right of First Refusal, Tag-Along Right, or similar rights it may have under applicable law or hereunder with respect to such transfer, and shall cause its Directors in the Board to vote in favor of and sign any resolution on any such transfers.  Affiliate means any company or entity which, directly or indirectly, controls, or is controlled by a Party or is under common control of a third party, the term “control” means ownership of more than fifty percent (50%) of the registered capital and/or assets or the power to appoint or direct the other entity to appoint or elect the majority directors of a company.
15.3.6 Notwithstanding the provisions set forth in Article 15.3.1 through Article 15.3.4, neither Party to this Contract may transfer its equity interest in the Joint Venture to any third party within three (3) years from the Establishment Date.
Any Transfer of the equity interest in the Joint Venture under the preceding paragraphs shall become effective immediately upon the approval of such transfer by the Approval Authority.
Article 16 The balance between the total investment and the registered capital shall be raised by the Joint Venture through financing.  If the Parties agree to provide collateral for the Joint Venture as required by a financing institution to secure such financing, both Parties will provide collateral pro rata to their shareholding percentage provided that Party B will only provide collateral in the form of the equity interest in the Joint Venture.  If the collateral is provided by one Party or its Affiliate (“Securing Party”) to the financing institution, the other Party shall pledge its equity interest in the Joint Venture to the Securing Party corresponding to its share of the total secured loan.

Chapter 6 Responsibilities of each Party to the Joint Venture

Article 17     Party A and Party B shall have the following responsibilities with respect to the Joint Venture:
The Responsibilities of both Parties
17.1 Each Party shall use all of its reasonable efforts to present the Joint Venture with all opportunities and relationships that could reasonably be expected to further the Joint Venture’s business objectives, to the extent such opportunities and relationships are reasonably available to such Party.  Such opportunities and relationships may include, without limitation, those presented by governmental incentives designed to encourage the manufacture and sale of electric vehicles.
To better take advantage of the national preferential policies on electric vehicle as well as the influential position of the parent company of Party A (Wanxiang Group), both Parties agree that the Joint Venture will be incorporated into the uniform operation and management system of Wanxiang Group, which includes but not only limited to consolidated financial statements, application for national preferential policies, provided that both Parties shall comply with this Contract and the Articles of Association and the independence of the Joint Venture in respect of finance, management, manpower, operation, etc shall not be affected.  The Joint Venture is entitled to the benefits of the preferential treatments related to the Joint Venture obtained in the name of Wanxiang Group, the relevant expense of which shall be borne by the Joint Venture.
17.2 If the Board unanimously resolves  that the Joint Venture require additional financing and such additional financing require increase in the registered capital, then each Party shall make the contribution to the increased registered capital on a pro rata basis upon the decision of the Board.  If a Party fails to make such capital contribution to the increased registered capital as and when required, the other Party may, upon ten (10) days prior notice to the non-contributing Party, make all or part of the capital contribution on behalf of the non-contributing Party, and upon such capital contribution, the shareholding percentage of the Parties in the Joint Venture will be proportionately adjusted to reflect their respective share of equity value in the Joint Venture after such capital increase.  Specifically the equity value of the contributing Party shall be the aggregate of the newly contributed capital plus its share in the Joint Venture’s net asset book value as of the end of the preceding month before the capital increase, and the equity share of the non-contributing party shall be its share in the Joint Venture’s net asset book value as of the end of the preceding month before the capital increase.
17.3 One or more additional partners may join the Joint Venture upon the written consent of each Party.  Each additional partner may become an additional equity holder of the Joint Venture by making a capital contribution to the Joint Venture or through an assignment of interests in the Joint Venture by either or both Parties.
17.4 Notwithstanding anything in this Contract to the contrary, no capital contribution will be accepted by the Joint Venture or assignment of equity interest in the Joint Venture will be permitted if and to the extent such capital contribution or assignment would result in Party A and its Affiliates owning less than fifty-one percent (51%) of the equity interest in the Joint Venture, unless otherwise agreed in writing by the Parties.

17.5  Each Party covenants to the other Party that, except for the Joint Venture, during the period that it is a shareholder to the Joint Venture and within six (6) months after it ceases to be a shareholder to the Joint Venture for reasons other than the other Party’s breach of this Contract, it and its Affiliates will not manufacture or sell products and services within the current or future business scope of the Joint Venture alone or with any other third party in the Territory (including by way of direct or indirect investment or sales business cooperation or technology license or transfer), unless otherwise approved by the other Party.  Notwithstanding the above, the Parties acknowledge that Party B is not prohibited by the preceding clause from directly or indirectly selling Products and providing related services to its existing customers in Taiwan. In consideration of factors such as reducing manufacturing cost, a solely-funded assembly plant or one jointly founded with a third party will be established in the area which is close to the customer by the Joint Venture.
17.6 The initial target market of the Joint Venture shall be the Territory; however, neither Party shall be averse to expanding the market scope of the Joint Venture during its development subject to the provisions hereunder.
The Parties agree that, unless otherwise unanimously approved by the Board, the Joint Venture shall not engage in any sales and business development of the Products outside the Territory that will conflict with the business of the Parties and their Affiliates.  Each of the Parties and the Joint Venture shall have meetings on a regular basis to review the sales and business development of the Joint Venture outside the Territory and coordinate activities that may have potential conflict.
17.7     Each Party understands and supports that to rapidly develop the Joint Venture’s business, the Joint Venture may, upon the Board’s unanimous approval, seek finance from the capital markets, including, but not limited to, an initial public offering, reverse merger and private equity financing, in compliance with all applicable laws and regulations of China.  If the Joint Venture finance overseas, it shall also comply with the related local laws and regulations.
17.8 All related-party transactions between the Joint Venture and any Party (or any Affiliate of a Party) shall be on arm’s-length terms, unless otherwise consented by the Director appointed by the non-interested Party. All related-party transactions shall be conducted in accordance with the pricing principle and major terms unanimously approved by the Board.  Under the same conditions, priority shall be given to the Parties or their respective Affiliates for the procurement of the products therefrom or the supply of the Products thereto.
17.9     Responsibilities of Party A

Party A’s responsibilities shall include all of its responsibilities specified in this Contract, including:
17.9.1   Making the capital contributions in accordance with Article 12, Article 13 and complying with the obligations provided under the Assets Contribution Agreement;
17.9.2   Assisting the Joint Venture in applying for and obtaining all approvals, registrations, licenses, permits and consents necessary for the establishment of the Joint Venture and its facilities, and the conducting of the Joint Venture’s business, to the extent such applications are required by any governmental or other competent authorities in China.
17.9.3 Granting a license to the Joint Venture to use the trademark “e能” on the Product of the Joint Venture free of charge; the Joint Venture may also develop and use its own trademarks.
17.9.4 Using its best efforts to cause the employees to sign labor contracts with the Joint Venture. With the consent from the employees, Party A shall transfer to the Joint Venture the employees and management personnel currently working in the battery business unit of Party A who have qualifications and capability required by the Joint Venture (a list of the transferred employees shall be confirmed by Party B in advance).  Such transferred employees shall enter into new employment contracts with the Joint Venture.
17.9.5   Assisting the Joint Venture in applying for and obtaining the most preferential tax reductions and exemptions and other investment incentives and subsidies available under State and local laws and regulations;
17.9.6   Assisting the Joint Venture in obtaining necessary bank finance in the form of long-term loans and/or working capital loans on the most advantageous terms;
17.9.7   Assisting the Joint Venture in acquiring appropriate land use rights that required for its future expansion from the competent land authorities at the most favorable terms;
17.9.8   Assisting the Joint Venture in communication with the relevant governmental authorities including state, provincial, municipal and local government, as requested by the Joint Venture;
17.9.9   Handling other matters entrusted by the Joint Venture and agreed by Party A.
17.10    Responsibilities of Party B
Party B’s responsibilities shall include all of its responsibilities specified in this Contract, including:
17.10.1 Making the capital contributions in accordance with Article12 and Article 13.

17.10.2   Assisting Joint Venture in purchasing machinery and equipments outside of China, and overseeing the training of the Joint Venture employees and staff.
17.10.3   Handling other matters entrusted by the Joint Venture and agreed by Party B.

Chapter 7 Intellectual Property Rights

Article 18  Intellectual Property Rights
Party A and Party B agree that:
18.1 Definitions.  As used in this Article 18, the following terms shall have the respective definitions as defined hereinafter:
“Field” means the technology field related to the Cells and Packs.
“Incoming Confidential Information” means any information that the disclosing party designates as confidential or proprietary including, but not limited to, any information disclosed pursuant to the licenses granted under Article 18.2 or 18.3.3 or disclosed pursuant to Articles 18.4.2 and 18.4.3 that is not contained in a patent or published patent application.
“Improvement” means any improvement within the Field that relies on or utilizes a substantial part of the Intellectual Property Rights and/or Technology.
“New Technology” means any Technology developed after the Establishment Date that does not rely on or utilize a substantial part of the Intellectual Property Rights and/or Technology.
“Intellectual Property Rights” means patents and pending patent applications as well as all originals, continuations, divisions, reissues, extensions and reexamined patents and patent applications claiming priority from them (“Patent Rights”), and design registrations, utility models, trade secrets, know-how and show-how, registered and unregistered copyrights only to the extent that any of the foregoing is within the Field and recognized legal protections that are embodied in  the Technology.
“Technology” means products, ideas, discoveries, inventions, techniques and equipment, tooling, materials of construction, processes and operating conditions, raw materials, requirements, engineering information, computers software and programs, process control systems, methods, practices, strategies, data, works of authorship, designs, diagrams, schematics, charts, drawings, blue-prints and similar CAD type drawings, protocols, reports, analyses, specifications, technical information, supplier lists, and all other proprietary information, to the extent the foregoing are in the Field.

18.2   Grant of License.  The licenses contemplated in this Article 18.2 shall become effective upon the satisfaction of each of the conditions to contribution specified in Article 12.2 hereof.  Unless prohibited by the applicable laws, regulations, government body, or contractual obligations of a Party as of the date hereof, each Party hereby grants to the Joint Venture an exclusive, royalty-free license, only within the Field and only in the Territory of all current and future Intellectual Property Rights owned by such Party and its Affiliates or licensable by such Party and its Affiliates to make, use, sell, copy, import, modify and further develop any material, or object or practice, modify and further develop any method or process that is within one or more claim of the Patent Rights or otherwise embodies the Intellectual Property Rights to the extent that such Patent Rights and Intellectual Property Rights are owned or licensable by that Party and its Affiliates, and only within the scope of the Joint Venture as described in Article 8 hereof.  Further, each Party hereby grants to the Joint Venture a non-exclusive, royalty-free license only within the Field but outside the Territory of all current and future Intellectual Property Rights owned by that Party and its Affiliates or licensable by that Party and its Affiliates to sell, import and repair any material or object that is within one or more claim of the Patent Rights or otherwise embodies the Intellectual Property Rights to the extent that such Patent Rights and Intellectual Property Rights are owned or licensable by that Party and its Affiliates, and only within the scope of the Joint Venture as described in Article 8 hereof . Each Party represents and warrants that to the best of its knowledge, as of the date hereof, the practicing of the Intellectual Property Rights it licenses pursuant to this Article 18.2 does not infringe upon the Patent Rights，Intellectual Property Rights of any third party.
18.3   Improvements
18.3.1 In the event that any Party makes an Improvement without any inventor who is an employee of the other Party or the Joint Venture (“Separate Improvement(s)”), all Intellectual Property Rights in such Separate Improvement(s), shall be owned by the Party making such Separate Improvement(s) and shall deemed to be included in the license granted by that Party pursuant to Article 18.2. Each Party shall promptly disclose to the Joint Venture any Separate Improvements it makes but having had an opportunity to seek such patent protection as it deems appropriate. An inventor shall be the person who conceived of the invention, regardless of who reduced the invention to practice.
18.3.2 In the event that the Joint Venture independently makes any Improvement or any New Technology (i.e. the inventor(s) is (are) employed by or contracted by the Joint Venture, “Self Improvements”), or a Party makes any Improvement or any New Technology jointly with the other Party or the Joint Venture (i.e. there are at least two inventors, one of whom is an employee or contractor of either Party and the other is an employee or contractor of the Joint Venture or the other Party, “Joint Improvement(s)”), all Intellectual Property Rights in such Self Improvement(s) and Joint Improvement(s) shall be owned by the Joint Venture.  An inventor shall be the person who conceived of the invention, regardless of who reduced the invention to practice.  Each Party shall promptly disclose to the Joint Venture and the other Party its component of any Joint Improvement(s) it makes.

18.3.3  Each Party shall have an irrevocable, royalty-free and permanent license of the Joint Improvement(s) and the Self Improvements outside the Territory to make, use, sell, copy, import, modify and further develop any material, or object or practice, modify and further develop any method or process that is within the scope of such Joint Improvement(s) and Self Improvements, subject to the license granted pursuant to Article 18.2 and subject to the Patent Rights and Intellectual Property Rights of the other Party and any third party. The foregoing shall not be interpreted as granting to either Party any rights outside the Territory, the Field or the scope of the Joint Venture in any Intellectual Property Rights which is the subject of the licenses granted pursuant to Article 18.2.  The Joint Venture shall not grant any licenses to third parties with respect to such Joint Improvement(s) or Self Improvement(s) without the unanimous approval of the Board.  Except as may be necessary to sell Products embodying such Joint Improvement(s) or Self Improvement(s) or subcontract the manufacture or development of Products or processes embodying such Joint Improvement(s) or Self Improvement(s), and then subject to the confidentiality provisions of Article 18.6 and 53, the license granted pursuant to this Article 18.3.3 shall not include the right to sublicense without the unanimous approval of the Board.
18.3.4  Except as otherwise agreed in writing (because for example trade  secrecy is a preferred form of protection), the Joint Venture shall seek, obtain and maintain patent protection for such Joint Improvement(s) or Self Improvement(s) worldwide and shall bear the cost of doing so.  In the event that the Joint Venture notifies the Parties that it does not require or want patent protection for a particular Joint Improvement or Self Improvement in any particular jurisdiction, either Party shall have the right to assume the costs of seeking, obtaining and maintaining patent protection in that jurisdiction.  If any Party assumes such costs, then with regard to that particular Joint Improvement or Self Improvement only, the license granted pursuant to Article 18.3.3 to that Party, shall become exclusive to that Party in that jurisdiction and the license granted to the other Party pursuant to Article 18.3.3 shall terminate in that jurisdiction.  If the Parties agree in writing that patent protection is not required or desired by the Joint Venture or by both Parties or if neither Party assumes the costs of patent protection, then the licenses granted pursuant to Article 18.3.3 shall be unaffected.
18.4 Activities relating to the Intellectual Property Rights

18.4.1 Each Party shall provide to the Joint Venture complete and accurate information regarding the Intellectual Property Rights and Technology in a timely manner, as well as all necessary drawings, design documents, formulae, data, process flow, specifications and other information to as may be to enable the Joint Venture to utilize the Intellectual Property Rights and Technology to the extent that it is licensed pursuant to Article 18.2.
18.4.2 Each Party shall provide such training for the technicians and workers of the Joint Venture as may be reasonably necessary to enable the Joint Venture to utilize the Intellectual Property Rights to the extent that it is licensed pursuant to Article 18.2. The transportation, lodging and subsistence expenses, of the trainers and trainees (including different engineers) incurred pursuant to such training shall be borne by the Joint Venture.  The salaries and benefits of the trainers shall be borne by the Party providing the training.
18.4.3 During the term of the Joint Venture, the Joint Venture may from time to time (but at least once every year) organize an engineering team to study and understand the Technology and the Intellectual Property Rights of both Parties, and discuss any Improvement(s) or New Technology.  Subject to the right to apply for patent protection prior to disclosure as set forth in Article 18.3, both parties shall provide their Improvements to the Joint Venture pursuant to Article 18.3, in accordance with any and all targeted milestones that the Joint Venture may propose from time to time. The Joint Venture may establish a technician team to make Improvement(s) or develop New Technology.
18.5   Termination Provisions Specific to Intellectual Property Rights
18.5.1  Upon the termination of the Joint Venture’s business (whether as a result of the expiration of the scheduled term of the Joint Venture or upon its earlier Termination or otherwise), the licenses granted pursuant to Article 18.2 including the licenses of any Separate Improvement(s) shall immediately and automatically be terminated and the Joint Venture shall cease exercising any and all of the rights granted pursuant to Article 18.2 and 18.3.1 and shall return to the licensor all Intellectual Property Rights, Technology and tangible objects embodying such Intellectual Property Rights and Technology (including but not limited to computer software, drawings, machinery, computers, computer storage media, chemicals, cells, batteries and battery packs).
18.5.2   Upon the termination of the Joint Venture’s business (whether as a result of the expiration of the scheduled term of the Joint Venture or upon its earlier Termination or otherwise), the Intellectual Property Rights in all Joint Improvement(s) and Self Improvement(s) shall be jointly owned by the Parties in undivided equal shares.  Except as may be necessary to sell Products embodying such Joint Improvement(s) or Self Improvement(s), or subcontract the manufacture or developments of Products or processes embodying such Joint Improvements or Self Improvement(s), and then subject to the confidentiality provisions of Article 53, neither Party will grant any license to any third party with respect to Joint Improvement(s) or Self Improvement(s) without the prior written consent of the other Party, denial of which shall be within the other Party’s absolute discretion.

18.5.3 Upon the termination of the Joint Venture’s business (whether as a result of the expiration of the scheduled term of the Joint Venture or upon its earlier Termination or otherwise), Article 18.5.2 shall not apply to any patents and patent applications in respect of which the license has become exclusive pursuant to Article 18.3.4. Upon such termination, such patents and patent applications shall be irrevocably assigned to the Party to whom they were exclusively licensed without further consideration being due.
18.5.4 If any Party terminates or exits the Joint Venture (“Exiting Party”) due to the breach by the other Party, it may terminate the license it granted to the Joint Venture under Article 18.2.  Upon termination of the license by the Exiting Party, the Joint Venture shall immediately cease exercising of the rights in relation to the Intellectual Property Rights which the Exiting Party licensed to the Joint Venture pursuant to Article 18.2 and return to the Exiting Party all Technology and tangible objects embodying such Intellectual Property Rights (including but not limited to computer software, drawings, machinery, computers, computer storage media, chemicals, cells, batteries and battery packs). If the Joint Venture requests to continue the license after the termination or exit by the Exiting Party, the Parties may enter into good faith discussions on the commercial terms for continual of the license on arm length basis. For the avoidance of doubt, each Party shall, at its sole and absolute discretion, decide, but not under any obligation, to enter into such license agreement with the Joint Venture.
18.5.5 If any Party exits the Joint Venture by transferring or otherwise disposing of its equity in the Joint Venture (excluding transfer its equity to any Affiliates), the license granted by the Exiting Party to the Joint Venture pursuant to Article 18.2 shall continue on a royalty-free basis, but the license granted pursuant to Article 18.2 will become non-exclusive for the Territory. Any Separate Improvements that the Exiting Party may make after such exit shall be excluded from the license granted pursuant to Article 18.2 and the Exiting Party shall have no obligation to disclose such Separate Improvements to the Joint Venture. Any Self Improvements that may be made after such exit shall be excluded from the license granted pursuant to Article 18.3.3 and the Joint Venture shall have no obligation to disclose such Self Improvements to the Exiting Party.
18.6 Confidentiality
18.6.1   Each Party and the Joint Venture will keep strictly confidential all Incoming Confidential Information that the other Party discloses to it or the Joint Venture and will refrain from using such Incoming Confidential Information for any purpose other than furtherance of the objectives of the Joint Venture.  The foregoing shall not apply to any information that is in or enters the public domain other than due to the actions of the receiving party or the Joint Venture.

18.6.2    To the extent that the Parties agree pursuant to Article 18.3.4 that patent protection for Joint Improvement(s) or Self Improvement(s) is not required or desired and that such Joint Improvements or Self Improvement(s) are to be kept confidential, each Party will keep strictly confidential all such Joint Improvement(s) or Self Improvement(s).
18.6.3 The provisions of this Article 18.6 are in addition to, and are not intended to limit, the restrictions and exclusions contained in Article 53.

Chapter 8 Board of Directors

Article 19 The Board will be established on the Establishment Date. Any actions of the Joint Venture prior to the establishment of the Board shall be made jointly by the Parties.
Article 20
20.1 The Board shall initially be composed of five (5) directors, of which three (3) shall be appointed by Party A, and two (2) shall be appointed by Party B.  The Chairman of the Board shall be appointed by Party A, and the Vice-Chairman of the Board shall be appointed by Party B. The term of office for the Directors, Chairman and Vice-Chairman shall be three (3) years; their term of office may be renewed if continuously appointed by the relevant Party, provided that each of them may be removed and replaced at any time for any reason by the Party that appointed them.
 If a Party wishes to appoint or remove a Director, then such Party shall notify the other Party and the Joint Venture in writing. The appointment or removal shall be filed with the Approval Authority and the Registration Authority.
20.2     Indemnification
No Director or Senior Officer shall bear any personal liability for normal business actions performed as a Director or Senior Officer and the claims and liability that have arisen therefrom shall be indemnified by the Joint Venture, except that any action or inaction on the part of such Director or Senior Officer that triggered the aforementioned indemnification or liability which caused by willful misconduct, gross negligence or breach of PRC criminal law.
Article 21
21.1 The Board shall be the highest authority of the Joint Venture and the Board shall have the right to make all material decisions of the Joint Venture.
21.2 The following matters shall require unanimous approval of the Directors present at the Board meeting:

21.2.1  the amendment to the Articles of Association of the Joint Venture;
21.2.2  the termination and dissolution of the Joint Venture; in the case of termination by any Party according to Article 51, both Parties shall cause the Directors appointed by them to vote for and pass the resolution to terminate and dissolve the Joint Venture;
21.2.3  any increase or decrease the registered capital of the Joint Venture;
21.2.4  the merger with any other business or entity or division of the Joint Venture;
21.2.5 (i) any acquisition  or sale of the Joint Venture’s equity investment, or (ii) any acquisition or sale of fixed assets of the Joint Venture not contemplated in the approved Annual Business Plan, the fair market value of which exceeds fifteen percent (15%) of the capital expenditure approved in the Annual Business Plan, or (iii) any acquisition, sale, transfer, license or sublicense of intellectual property or any other intangible asset of any value, or (iv) entering into any material contract with a third party out of the normal course of business of the Joint Venture (for purposes of this Article 21, the term “material contract” shall mean a contract in which the Joint Venture could reasonably be expected to give, earn, receive, pay or be liable for, during the term of such contract, in excess of One Hundred Thousand United States Dollars (USD100,000), whether monetarily and/or in products and services);
21.2.6 any assignment by a Party of its equity interest in the Joint Venture to any other party;
21.2.7 any pledge of equity interests in the Joint Venture by one Party or both Parties；
21.2.8 any incurrence of any bank finance, guarantees, mortgages, capital lease obligations, lending to others, issuing bonds, donation or effectuation of any equity or equity-linked financings of any amount beyond the approved Annual Business Plan;
21.2.9 the relocation or material modification of any material facility owned or used by the Joint Venture;
21.2.10 the appointment or removal of the Senior Officers in accordance with the Articles of Association. “Senior Officers” shall mean management personnel as defined in Article 28 hereunder;
21.2.11 Engaging in a business other than as specified in Article 8, or engaging in any sales activities and business development outside the Territory that will constitute a material transaction or conflict with the business of a Party.  For the purpose of this clause, any transaction or series of transactions with a single customer within any twelve-month period whose value exceeds or anticipates to exceed Twenty-five Million United States Dollars (USD 25,000,000) or five percent (5%) of the annual sales revenue of the Joint Venture in the preceding year, whichever is lower, shall constitute a material transaction.  The Board may unanimously decide to increase the threshold for materiality from time to time. The Board shall approve a material transaction not conflicting with the business of a Party if such transaction is in the best interests of the Joint Venture;

21.2.12 The mid-long term development plan, the Annual Business Plan (which shall include monthly revenue plan by customer, capital expenditure associated with revenue plan, and operating budget, including forecast income statement, balance sheet and cash flow statement), the financial and accounting rules (including delegation of authority to management and pricing guidelines for products), and human resources rules of the Joint Venture;
21.2.13 the retention and/or replacement of the independent auditor;
21.2.14 the pursuit, defense and entering settlement of any material litigation (for purposes of this clause “material litigation” means any action or claim by or against the Joint Venture in which the liability of the Joint Venture could reasonably be expected to exceed One Million United States Dollars (USD1,000,000);
21.2.15 the distribution of profits or dividends to the equity holders of the Joint Venture;
21.2.16 the pricing principle and major terms of the related-party transactions between the Joint Venture and a Party (or any Affiliate of such Party);
21.2.17 any other matters stated elsewhere in this Contract or the Articles of Association of the Joint Venture that expressly requires unanimous approval of the Board.
21.3 Matters that shall be decided by the Board, other than the above which require unanimous approval of the Board, shall require the approval by a simple majority of the Directors present at the Board meeting.
21.4 A deadlock of the Board (the “Deadlock”) shall be deemed to have arisen upon any the occurrence of any of the following: (1) the failure of the Joint Venture to hold Board meetings for one (1) year continuously, and either Party has requested in writing that a Board meeting be held; (2) the Directors of the Joint Venture have been in prolonged conflict which cannot be resolved by representatives of the Parties and causes severe difficulties in the operation and management of the Joint Venture; or (3) the Parties suffer from severe losses due to the continuing existence of the Joint Venture which has other severe difficulties in the operation and management.  In the event of a Deadlock, the Chairman and Vice Chairman shall jointly refer the matter to two (2) representatives, each designated by the highest executive officer of Party A and Party B respectively, within fifteen (15) days from the Deadlock.  The aforesaid representatives shall use their best efforts to reach a settlement proposal in good faith within sixty (60) days after the Chairman and the Vice-Chairman refer the relevant item to them.  If the Deadlock still cannot be settled, then either Party shall have the right to terminate this Contract in accordance with Article 51 provided that in the case of the scenario set forth in item (1) in this paragraph, the Party whose Director(s) fails to attend the Board meeting or otherwise unreasonably delays the Board meeting shall not have the right to terminate this Contract.

Article 22 The Chairman of the Board shall be the legal representative of the Joint Venture.  Should the Chairman be unable to exercise his responsibilities for any reason, he shall authorize the Vice Chairman to represent the Joint Venture until he is again able to exercise his responsibilities as Chairman.  The Chairman shall exercise his authority within the limits prescribed by the Board, in accordance with this Contract, the Articles of Association and any Board resolutions.
Article 23 The Board shall convene at least twice a year.  The meeting shall be called and presided over by the Chairman.  The Chairman shall convene and preside over an interim meeting within fifteen (15) days based on a proposal made by more than one third of the total number of the Directors.  If the Chairman fails to convene an interim meeting within the time limit, then any other director may convene such meeting.  Minutes of the meetings shall be placed on file.
Decisions of the Board shall be made either:
(i) by a vote of the Directors taken at a meeting duly called, whether such meeting is in person, through tele-, video- or internet-conferencing, or a combination of the foregoing; or
(ii) by written consent signed by all of the Directors on the Board (even if such action does not require the unanimous approval of the Board as set forth in Article 21.2).
All decisions of the Board made at a valid Board meeting shall be summarized into “minutes” promptly after such meeting and signed by all of the Directors present at such meeting.  All minutes and written resolutions shall be delivered to the Directors after being executed by the requisite Directors.  Each Party shall be permitted to have up to two additional representatives present at each Board meeting as observers, provided that such representatives shall have no right to vote on any matter presented to the Board.
The Chairman or any other Director (in the case of an interim Board meeting) shall give each Director not less than fifteen (15) days written notice for such meeting, provided that if all Directors attend the said meeting (whether in person or via tele-, video or internet-conferencing) without such fifteen-day notice, such notice requirement shall be deemed waived by each Director.  Such meeting notice shall state the agenda, subject, time and place of such meeting.
Article 24 Any meeting of the Board shall be deemed to be official and valid with a quorum of at least two-thirds of the Directors (at least one Director from each Party) present in person or by proxy.  Each Director shall have one vote.

Article 25 Each Party shall endeavor to cause its appointed Directors to attend all Board meetings that have been duly called, whether in person or via tele-, video- or internet-conferencing.  Should any other Director be unable to attend a meeting, such Director shall have the right to present a power of attorney to a representative (which may but does not need to be a Director) and authorize such representative to represent and vote for him at such meeting.
Article 26 No Director shall be involved in the day to day operation and management of the Joint Venture, except to the extent such Director is also an officer or employee of or consultant to the Joint Venture.  No Director shall receive remuneration from the Joint Venture for his services as a Director, provided that all travel, lodging and other expenses incurred by a Director in connection with attending a Board meeting and carrying out his duties as a Director shall be borne by the Joint Venture.
Article 27 Supervisor
27.1 Each Party shall appoint one supervisor by giving written notice of the names of its appointees to the Joint Venture and the other Party.  The Supervisor shall be appointed for a term of three (3) years and may serve consecutive terms if reappointed by the appointing Party. The Supervisor may be removed at any time by the Party who originally appoints such Supervisor.  The position of the Supervisor shall not be concurrently held by any Director or member of the Management Office.
27.2 Each supervisor shall exercise the following powers:
27.2.1 to inspect the financial affairs of the Joint Venture;
27.2.2 to supervise the actions of Directors and the Senior Officer during the performance of their duties, and to propose the removal of Directors or Senior Officers who have violated the laws, administrative rules and regulations, or the Articles of Association;
27.2.3 to demand that Directors and the Senior Officers make corrections if any of their actions is found to have harmed the interests of the Joint Venture;
27.2.4 to propose the convening of interim Board meetings;
27.2.5 to submit proposals to the Board meeting;
27.2.6 any other functions or powers as conferred by the PRC Company Law and the Articles of Association.
27.3  Supervisors shall serve without remuneration from the Joint Venture but all reasonable costs to assume such duties of the Supervisors shall be borne by the Joint Venture.

Chapter 9 Business Management Office

Article 28 The Joint Venture shall establish a business management office which shall be responsible for its daily management. The management office shall have a general manager (Chief Executive Officer “CEO”) and a deputy operating manager (Chief Operating Officer “COO”) recommended by Party A; a deputy financial manager (Chief Financial Officer “CFO”) and a deputy technical manager (Chief Technology Officer “CTO”) recommended by party B.
The general manager and deputy general managers shall be appointed by the Board and the term of office is three (3) years and eligible for reappointment for further terms.
Article 29 The responsibility of the general manager is to carry out the decisions of the Board and organize and conduct the daily management of the Joint Venture. The general manager may authorize a deputy general manager to conduct daily management in the normal course of business on his behalf during his absence.
The power scope of general manager and deputy general managers should be decided by the Board.
Several department managers may be appointed by the management office, they shall be responsible for the work in various departments respectively, handle the matters handed over by the general manager and deputy general managers and shall be responsible to the general manager.
Article 30 Unless approved by the Board unanimously, no Senior Officers of the Joint Venture may be engaged or employed in any business which could be or become directly or indirectly in competition with that of the Joint Venture.

Chapter 10 Facilities and Equipment

Article 31 Party A shall provide, or cause its Affiliates to provide, to the Joint Venture such land, facilities and ancillary services in accordance with the Lease and Service Agreement to be mutually agreed by the Parties and entered into between Party A (or its relevant Affiliate) and the Joint Venture.
31.1 The Parties acknowledge that as the expansion of the production and operation of the Joint Venture require, it will need to expand the plant and production facilities to satisfy its business requirements.  Party A shall provide support and assistance to the Joint Venture in obtaining the required land use rights in the most favorable terms and conditions and other governmental support and incentives for such expansion.
Article 32 The Joint Venture may freely purchase required raw materials, fuel, auxiliary equipment parts, transportation vehicles and office supplies, etc from domestic or international markets on the basis of pricing, quality and other relevant terms and conditions.

Article 33 Party B shall actively assist the Joint Venture in connection with the purchase of equipment, services and other items from offshore vendors.

Chapter 11 Labor Management

Article 34 Labor contract covering the recruitment, employment, dismissal and resignation, wages, labor insurance, welfare, rewards, penalties and other matters concerning the staff and workers of the Joint Venture shall be entered into between the Joint Venture and the individual employees of the Joint Venture in accordance with the Labor Law of PRC and other relevant labor rules and regulations.
If any staff and workers (including management personnel) of Party A meet with the Joint Venture’s requirements in qualifications and capabilities, such staff and workers shall sign a new labor contract with the Joint Venture.
Party A undertakes to assume all liabilities to the employees during the time when such employees work for Party A in accordance with the relevant PRC labor regulations and the Joint Venture shall not assume any liabilities arising from such employment between the employees and Party A.
Article 35 The appointment of Senior Officers  recommended by both Parties, their salaries, social insurance, welfare and the standard of traveling expenses etc. shall be decided by the Board in accordance with related regulations, provided that the principle of equal pay for equal position shall be followed. The compensation of the Senior Officers shall be decided by the Board based on the contribution made by such personnel to the Joint Venture and the Board will give favorable welfare treatments to the expatriate Senior Officer(s) in view of the circumstances.
Article 36 Employees of the Joint Venture may join trade union organization in accordance with the Trade Union Law of the People’s Republic of China. The Joint Venture shall provide the trade union organization with facilities for its activities as appropriate and allot union fund to the trade union organization in accordance with the applicable laws.

 Chapter 12 Finance, Audit and Taxation

Article 37 The Joint Venture shall establish a financial and accounting system (the “Financial and Accounting System”) in accordance with the Enterprise Accounting Systems (2006), other relevant laws and regulations, the particular circumstances of the Joint Venture and, to the extent permitted by applicable law, those methods and principles that are consistent with generally accepted international accounting principles.  All accounting matters relating to the Joint Venture and its business shall be overseen by the CFO and conducted in compliance with applicable laws.

Article 38  The Joint Venture adopts Renminbi (RMB) as its standard bookkeeping currency.
Article 39 The fiscal year of the Joint Venture shall be from January 1 to December 31.  All vouchers, receipts, statistic statements and books shall be written in Chinese and important financial statements shall be written in both Chinese and English.
Article 40 Allocations for reserve fund, enterprise expansion fund, and welfare and bonuses fund for the employees of the Joint Venture (jointly, “Three Funds”) shall be drawn from the after-tax net profits of the Joint Venture in accordance with the provisions of the Equity Joint Venture Law. The allocations to the Three Funds shall be determined by the Board on an annual basis based on the financial condition of the Joint Venture and such other factors as the Board may deem appropriate.
Article 41  The financial audit of the Joint Venture’s business shall be conducted on an annual basis by an auditor that is mutually accepted to both Parties.  The fees and expenses of such auditor shall be borne by the Joint Venture.  All audit reports shall be submitted to the Board and the management office.
Each Party may, at its own expense, appoint a certified public accountant registered in China or other countries to audit the accounts of the Joint Venture on its behalf.  Reasonable cooperation and access to the accounting books and records shall be given to such accountant by the Joint Venture, and such accountant shall maintain the confidentiality of all information disclosed during the course of this audit (except for disclosure to the relevant Party and its Affiliates).  All expenses for such audit shall be borne by the Party which appoints its own auditor.
In the event that there is any major problem discovered in the audit, both Parties shall mutually agree to appoint a third party auditor to conduct audit of the Joint Venture at the cost of the Joint Venture.
Article 42 Within ninety (90) days from the end of each fiscal year, the Joint Venture shall prepare cash flow statement, balance sheet, profit and loss statement for the previous year and preliminary proposal regarding the distribution of profits and submit such statements to the Board for review and approval.
Article 43 The Joint Venture shall open one or more bank accounts in RMB, USD and any other foreign currencies within the scope of authorization by the Board.
Article 44 Unless the Board unanimously decides that the Joint Venture shall not distribute the profits due to difficulties of the Joint Venture, the Joint Venture shall distribute the maximum profits allowable of the Joint Venture and both Parties shall cause their appointed Director to pass the relevant resolution.  All such distributions shall be made in proportion to each Party’s shareholding ratio in the Joint Venture as of the time such distribution is made.  All such distributions shall be made in accordance with applicable laws.

Article 45 All employees of the Joint Venture shall, pursuant to the Individual Income Tax Law of the PRC, pay individual income taxes.  The Joint Venture shall withhold and collect such income taxes from amounts payable to its employees to the extent required under applicable laws.
Article 46 The Joint Venture shall pay all taxes required to be paid by it under the laws and regulations of PRC. The Joint Venture shall use its best efforts to procure the “High-New Tech Enterprise” qualification and obtain related preferential treatments.
Article 47 The Board shall determine the types and amount of insurance coverage that the Joint Venture will have, provided that the types and amount of coverage shall not be less than what is customary for businesses similar in type and size to the Joint Venture’s business.

Chapter 13 Duration of the Joint Venture

Article 48 The term of the Joint Venture shall be thirty (30) years from the Establishment Date.  An application for the extension of the term of the Joint Venture, if unanimously approved by the Board, shall be submitted to the Approval Authority within six (6) months prior to the end of the term of the Joint Venture.

Chapter 14 Liquidation and Dissolution of the Joint Venture

Article 49 Upon the expiration of the Joint Venture’s term (whether upon the expiration of the agreed term of the Joint Venture or upon early termination), the Board shall appoint a liquidation committee composed of five (5) members, three (3) of which shall be nominated by Party A and two (2) by Party B.  The liquidation committee shall prepare and implement the liquidation plan subject to the approval by the Board.  After all the debts of the Joint Venture have been cleared (or an adequate reserve has been set aside therefore), the remaining assets of the Joint Venture shall be distributed to the Parties in proportion to their respective contribution to the registered capital of the Joint Venture.

Chapter 15 Amendment and Termination of the Joint Venture and This Contract

Article 50 Any amendment to this Contract and its appendices shall become effective upon the execution of written agreement and approval of the Approval Authority.
Article 51 Termination
51.1 This Contract shall be terminated upon the expiration of the term provided in Article 48 unless such term is extended.  This Contract may also be terminated by written agreement by the Parties and approval by the Approval Authority.  In addition, if any of the following events occurs prior to the expiration of the agreed term as stipulated in Article 48, this Contract may be terminated by one Party unilaterally:
51.1.1       Either Party may terminate this Contract where a Party is unable to fulfill its obligations under this Contract due to a Force Majeure event set forth in Chapter 18 of this Contract.
51.1.2       A Party may terminate this Contract where the other Party substantially breaches any of the material obligations under this Contract and the Assets Contribution Agreements and such breaching Party fails to cure such breach within thirty (30) days of receiving written notice of such breach from the other Party;
51.1.3       Either Party may terminate this Contract where the Joint Venture sustains significant losses in three (3) consecutive years which causes the Joint Venture’ inability to continue its operation;
51.1.4       A Party may terminate this Contract if the other Party is declared bankrupt or becomes the subject of proceedings for bankruptcy, dissolution or liquidation;
51.1.5       Either Party may terminate this Contract, where the conditions precedent set forth in Article 12.2 hereof are not satisfied within ninety (90) days after the Establishment Date and the time period is not extended by mutual agreement between the Parties;
51.1.6       Either Party may terminate this Contract if a Deadlock occurs and cannot be resolved within the time limit specified in Article 21.4, provided that in the case of Article 21.4 (1), if the Director(s) of a Party fails to attend the Board meeting or otherwise unreasonably delays the Board meeting, such Party shall not have the right to terminate this Contract.
51.2 A termination of this Contract made and/or requested in accordance with this Article 51 is referred to in this Contract as a “Termination”.
Upon a valid Termination of this Contract, the Board shall promptly submit all applications to the Approval Authority to terminate and dissolve the Joint Venture.

Chapter 16 Liability for Breach of Contract

Article 52 Should all or part of the Contract and its appendices be unable to be performed due to the breach by one Party, the Party in breach shall assume the liability therefor.  If both Parties breach the Contract, they shall assume their respective liabilities according to the actual situation.

Chapter 17 Confidentiality

Article 53  Confidentiality obligation
As used in this Chapter, “Confidential Information” means all nonpublic information that (i) is furnished by a Party (the “Disclosing Party”) to the other Party or the Joint Venture (as applicable, the “Recipient”), including all Incoming Confidential Information (as defined in Article 18.1), or (ii) that, under the circumstances surrounding disclosure, should be reasonably known by the Recipient to be confidential.  Without limiting the generality of the foregoing, Confidential Information includes, without limitation, (A) information relating to the Disclosing Party’s products, product plans, trade secrets, technology, research (including past and/or ongoing research in the field of vehicle battery), specifications (including, without limitation, for vehicles, vehicle batteries or parts), plans, designs, drawings, concepts, algorithms, data, laboratories, discoveries, prototypes, research, developments, processes, methods, procedures, ideas, improvements, “know-how”, published patent applications (including patent application status information), finances, computer systems, software, hardware, advertising or marketing strategies, techniques or plans, business plans, strategies or practices, employee names, data and other employee information, customer names and other customer information, pricing lists and policies and other financial, business or technical information received from others that the Disclosing Party is obligated to treat as confidential; and (B) the fact that discussions or negotiations are taking place concerning the Joint Venture and its contemplated projects, including the status or termination thereof.
Confidential Information shall include all of the information described above, whether such information is disclosed (i) in writing, orally, electronically, or by any other media; and (ii) to the Recipient by any Affiliates and/or agents or employees of the Disclosing Party.
Confidential Information shall not include any information that (i) is or subsequently becomes publicly available without the Recipient’s breach of any obligation owed to the Disclosing Party; or (ii) became known to the Recipient prior to the Disclosing Party’s disclosure of such information to the Recipient.

The Recipient shall not disclose any Confidential Information to any other person or entity, except to the Recipient’s employees, employees of its Affiliates and independent contractors (collectively, the “Representatives”).  If the Recipient or any of its Representatives is requested or required (by interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar legal process) to disclose any Confidential Information or to make any other disclosure prohibited by this Contract, it agrees to provide the Disclosing Party with prompt notice of each such request, so that such Disclosing Party may seek an appropriate protective order or other appropriate remedy to prevent or limit such disclosure.
The Recipient shall use its best efforts to protect such Confidential Information from disclosure to third parties.
The Recipient may disclose Confidential Information only to the Recipient’s Representatives who have a business-related need-to-know and who are bound by confidentiality provisions consistent with this Agreement.
Confidential Information may be used by the Recipient only in connection with the effectuation of the business objectives of the Joint Venture, and may not be used for any other purpose, including, without limitation, the furtherance of the business of the Recipient’s business other than its ownership interest in the Joint Venture.
No Recipient shall make any copies of Confidential Information except as necessary for use in accordance with the terms hereof, and any copies which are made shall be considered Confidential Information.
The Recipient shall notify the Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Article by the Recipient or any of its Representatives, and will cooperate with the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of the Confidential Information and prevent its further unauthorized use.
Unless otherwise agreed by the Parties, upon the termination of the Joint Venture (whether as a result of the expiration of the scheduled term of the Joint Venture or upon its earlier Termination or otherwise), the Recipient shall promptly cease using and, at its own expense, promptly return and cause its Representatives to return to the Disclosing Party all Confidential Information together with any (A) tangible copies which it may have made, (B) writings descriptions and summaries involving or based on such Confidential Information and (C) copies stored in any computer memory or other storage medium.  If any Confidential Information has been destroyed, an adequate response to a return request therefor by the Disclosing Party will be written notice, executed by the Recipient, certifying that such Confidential Information has been destroyed.
The Recipient acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of Confidential Information and that the Disclosing Party shall be entitled, without waiving any other rights or remedies, to such relief as may be deemed proper by a court of competent jurisdiction. The Recipient shall be liable for any disclosure of Confidential Information made by its Representatives in breach of this Article.

Chapter 18 Force Majeure

Article 54 Should either Party be unable to perform its obligations under this Contract as a result of a force majeure (a “force majeure” being any event or set of circumstances that (i) was not caused by such Party’s act or omission and (ii) such Party cannot reasonably foresee, cure and avoid of its happening and consequence, such as earthquake, typhoon, flood, fire, war or major change of laws.), such Party affected by a force majeure shall notify the other Party thereof in writing as promptly as practicable (but in no event later than three (3) business days from the date on which such Party becomes aware of its inability to perform under this Contract), and such notice shall provide detailed information of the events and an explanation of the reasons for such Party’s inability to perform under this Contract.  Both Parties shall in good faith attempt to determine whether the business objectives of the Parties may still be satisfied in light of the force majeure, including by way of amending the terms of this Contract.  If such force majeure event preventing the performance of this Contract for more than three (3) months, either Party in good faith determines that the Joint Venture shall be terminated in light of such force majeure, such Party may terminate the Joint Venture in accordance with Article 51.

Chapter 19 Applicable Law

Article 55 The formation of the Joint Venture, validity of all corporation activities of the Joint Venture, interpretation and execution of this Contract, and the settlement of disputes arising from this Contract shall be governed by the relevant laws of the PRC.

Chapter 20 Settlement of Disputes

Article 56 Any disputes arising from this Contract shall be settled through friendly negotiations between both Parties.  If either Party reasonably believes, after friendly negotiations with the other Party, that a mutually satisfactory settlement with respect to such dispute will not be reached, then such dispute may be submitted by either Party to the Hong Kong International Arbitration Center under the then valid UNCITRAL Arbitration Rules by three (3) arbitrators. Each Party shall appoint one (1) arbitrator and these two (2) arbitrators shall jointly appoint a third arbitrator as the chairman of the arbitration panel. The arbitral award of such commission shall be final and binding upon both Parties.

Article 57  During any arbitration proceeding conducted pursuant to Article 56, this Contract shall continue to be observed and enforced by both Parties, except to the extent such arbitration proceeding and/or the dispute giving rise to such proceeding makes the observance and enforcement of this Contract impracticable.

Chapter 21 Effectiveness of This Contract and Miscellaneous

Article 58 This Contract shall be written in both Chinese and English, and both languages shall be equally valid.  Each Party acknowledges that it has reviewed both language texts and that they are substantially the same in all material respects.
Article 59 This Contract along with any appendices hereto constitute the entire agreement of the Parties, and supersede all previous understandings and agreements to the subject herein between the Parties, whether oral or written.
Article 60 This Contract shall become effective immediately upon the approval of the Approval Authority.
This Contract shall be executed in six originals, with each of Party A, Party B, the Approval Authority and the Registration Authority holding one original of this Contract.  Additional originals shall be kept by the Joint Venture.
Article 61  Any notice, demand or request required or permitted to be given by a Party pursuant to the terms of this Contract shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile receipt, unless such delivery is made on a day that is not a business day, in which case such delivery will be deemed to be made on the next succeeding business day, or (ii) if sent by an internationally recognized overnight courier, upon receipt from such courier; in each case, addressed as follows:

If to Party A:
Wanxiang EV Co., Ltd.
No.118 Jianshe 2 Road
XiaoShan Economic & Technology Developing Zone
Hang Zhou City, Zhejiang Province
PRC
Attn: Wang Wei
Tel: 86-0571-82606591
Fax: 86-0571-82606587

If to Party B:
Ener1, Inc.
1540 Broadway, Suite 25C
New York, NY 10036
Attn:  General Counsel
Tel: 1-212-920-3500
Fax: 1-212-920-3510

or as otherwise designated by a Party in writing to the other Party in accordance with this Article 61.
Article 62 The Parties shall cause the Board to establish compliance system and policies to ensure compliance of the requirements in applicable U.S. export control laws and regulations (specifically including, but not limited to, the requirements of the Arms Export Control Act, the International Traffic in Arms Regulation, the Export Administration Act, and the Export Administration Regulations and all requirements for obtaining export licenses or agreements) and the United States Foreign Corrupt Practices Act, 15 U.S.C. 78, and any amendments thereto.
Nothing in this Contract shall require either Party or the Joint Venture to export, license, sell or otherwise transfer any intellectual property or other assets of such Party if such transaction is prohibited by applicable law or any governmental body of the home country of such Party.
Article 63 This Contract is signed in Indiana, United States of America by duly authorized representatives of both Parties on January 17, 2011.

Party A: Wanxiang EV CO., LTD.	Party B: Ener1, Inc.
Authorized Representative:	Authorized Representative:
Daniel Li	Charles Gassenheimer

Signature: /s/ Daniel Li	Signature: /s/ Charles Gassenheimer

January 17, 2011

Appendix 1: Form of Assets Contribution Agreement

Appendix 2: Form of Lease and Service Agreement

Appendix 3: Form of Technology License Agreement